UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):        February 9, 2006

AXS-ONE INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13591	13-2966911
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.
301 Route 17 North Rutherford, New Jersey		07070
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (201) 935-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 9, 2006, AXS-One Inc. (the "Company" or the "Registrant") entered into an Agreement and General Release (the "Release") with Matthew Suffoletto, its former Senior Vice President, Sales & Professional Services, North America. Mr. Suffoletto's employment with the Company was terminated effective January 31, 2006. Pursuant to the Release, Mr. Suffoletto will receive from the Company severance in the amount of $62,500 payable at his present rate of base salary in accordance with the Company's payroll practices. The Company also agreed to make COBRA payments on behalf of Mr. Suffoletto through April 30, 2006. Twenty-five thousand shares of restricted Company common stock held by Mr. Suffoletto were cancelled. Mr. Suffoletto provided a general release of claims to the Company, including a release from claims arising out of his employment with the Company and/or the termination of that employment. The foregoing description of the Release does not purport to be complete and is qualified in its entirety by reference to the Release, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement

As noted in Item 1.01 above, on Febreary 9, 2006, the Company entered into an Agreement and General Release ("Release") with Matthew Suffoletto, its former Senior Vice President, Sales & Professional Services, North America. Mr. Suffoletto's employment with the Company was terminated effective January 31, 2006 and the employment terms contained in his existing employment agreement dated October 5, 2004 are deemed terminated as of the date of such Relesae.

Item 2.02 Results of Operations and Financial Condition.

On February 9, 2006, the Registrant issued a press release (attached as Exhibit 99.1 to this report) disclosing material non-public information regarding the Registrant’s results of operations for, and financial condition as of, the year ended December 31, 2005.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Agreement and General Release with Matthew Suffoletto, dated February 9, 2006

99.1	Press Release by Registrant, dated February 9, 2006

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXS-ONE INC.
Date: February 9, 2006	by: /s/ Joseph Dwyer Joseph Dwyer Executive V.P./Chief Financial Officer

EXHIBIT INDEX

10.1	Agreement and General Release with Matthew Suffoletto, dated February 9, 2006

99.1	Press Release by Registrant, dated February 9, 2006